Exhibit 8.1

Subsidiaries of Embraer – Empresa Brasileira de Aeronáutica S.A.

Name	Jurisdiction of Incorporation

Embraer Aircraft Holding, Inc – EAH	Delaware, U.S.A.
Embraer Aircraft Customer Services, Inc. – EACS	Florida, U.S.A.
Embraer Aircraft Marketing Corp. – EMC	Florida, U.S.A.
Embraer Aircraft Maintenance Services, Inc. – EAMS	Delaware, U.S.A.
Embraer Services, Inc. – ESI	Delaware, U.S.A.
Embraer Engineering Services, Inc. – EEI	Delaware, U.S.A.
Embraer Investments LLC.	Delaware, U.S.A.
Indústria Aeronáutica Neiva Ltda. – Neiva	Brazil
ELEB-Embraer Liebherr Equipamentos do Brasil S.A.	Brazil
Trumpeter, Inc.	Delaware, U.S.A.
Embraer Aviation Europe - EAE	France
Embraer Aviation International – EAI	France
Embraer Europe SARL	France
Embraer Australia Pty Ltd. – EAL	Australia
Embraer Credit Ltd. – ECL	Delaware, U.S.A.
Embraer Representations, LLC – ERL	Delaware, U.S.A.
Harbin Embraer Aircraft Industry Company, Ltd. – HEAI	China
Embraer Spain Holding Co., SL – ESH	Spain
ECC Investment Switzerland AG – SWIN	Switzerland
ECC Leasing Company Ltd.	Ireland
ECC Insurance & Financial Company Ltd.	Cayman Islands, BWI
Embraer Finance Ltd. - EFL	Cayman Islands, BWI
Embraer Merco S/A - EMS	Uruguay
Air Holding SGPS, S.A.	Portugal
OGMA – Ind. Aeronáutica de Portugal S.A.	Portugal
Canal Investments LLC	Delaware, U.S.A.
ECC do Brasil Cia de Seguros	Brazil